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                                                                    EXHIBIT 11


                                  Wesbanco, Inc.
                        Computation of Earnings Per Share
                          (Dollar Amounts in Thousands)


The calculation of net income per common share follows:

                                          For the years ended December 31,
                                         -----------------------------------
                                            1995         1994        1993
                                            ----         ----        ----
PRIMARY:
    Net Income                           $  18,189    $  15,697   $  17,842
    Less:  Preferred Dividends and
           discount accretion                  164          183         184
                                         ------------------------------------
Net income applicable to
    common stock                         $  18,025    $  15,514    $  17,658
                                         ====================================


    Average common share outstanding     8,470,328    8,590,878    8,689,499

    Net income per common share          $    2.13    $    1.81    $    2.04

=============================================================================

ASSUMING FULL DILUTION: *
    Net income                           $  18,189    $  15,697    $  17,842

    Pro forma fully diluted average
       common shares outstanding         8,564,864    8,704,321    8,803,799

    Pro forma fully diluted net
       income per share                  $    2.12    $    1.80    $    2.03


* Assumes conversion of redeemable preferred stock as if issuance had occurred at the beginning of the reportable period.


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